Exhibit 99.1

AÉROPOSTALE REPORTS RECORD RESULTS FOR FOURTH QUARTER AND FISCAL 2008

Fourth Quarter Earnings of $1.01 Per Diluted Share
Provides First Quarter Guidance
Announces new concept - “P.S. from Aéropostale”

New York, New York, March 12, 2009 -- Aéropostale, Inc. (NYSE: ARO), a mall-based specialty retailer of casual apparel for young women and men, today reported results for the fourth quarter, provided guidance for the first quarter of fiscal 2009 and announced the name of its new kids store concept.

Fourth Quarter Performance:
Net income for the fourth quarter of fiscal 2008 increased 5% to a record $68.2 million, or $1.01 per diluted share, compared to net income of $64.7 million, or $0.95 per diluted share, in the fourth quarter of fiscal 2007.

Total net sales for the fourth quarter of fiscal 2008 increased 17% to $690.0 million, from $591.3 million for the fourth quarter of fiscal 2007. Same store sales for the fourth quarter increased 6%, compared to a same store sales increase of 9% in the year ago period.

Julian R. Geiger, Chairman and Chief Executive Officer, said, “We are extremely pleased with our record fourth quarter performance and our strong finish to fiscal 2008. The ongoing strength of our merchandise assortment, coupled with our powerful promotions, led to another record quarter and another record year. Throughout the year we have maintained strong brand momentum and we have executed consistently on our strategies to meet our corporate goals.”

Full Fiscal Year Performance
Net income for fiscal 2008 increased 16% to a record $149.4 million or $2.21 per diluted share, compared to net income of $129.2 million or $1.73 per diluted share in fiscal 2007.

Total net sales for the fiscal year ended January 31, 2009 increased 19% to $1.886 billion, from $1.591 billion in the year ago period. Same store sales for fiscal 2008 increased 8%, compared to a same store sales increase of 3% in the year ago period.

First Quarter Guidance
The Company announced its earnings guidance for the first quarter of fiscal 2009.  The Company expects earnings in the range of $0.22 to $0.24 per diluted share for the first quarter, which includes charges of approximately $3.0 million, or $0.03 per diluted share related to the closing of the Jimmy’Z concept. The Company expects to record additional costs related to the Jimmy’Z closing of approximately $2.0 million, or $0.02 per diluted share, in the second quarter of fiscal 2009.

Mr. Geiger concluded, “Moving into fiscal 2009, we are well positioned to continue building upon our significant accomplishments from last year.  We are very pleased with the initial customer reaction to our spring merchandise assortment. We look forward to expanding the Aéropostale brand, both domestically and internationally, while also launching our new concept. We are very proud of the achievements we have made in our business, and we look forward to maximizing our opportunities in the coming year.”

Launch of P.S. from Aéropostale
The Company also announced today the name of its new kids store concept – “P.S. from Aéropostale”.  The new concept will offer casual clothing and accessories for kids ages 7 to 12.  “P.S. from Aéropostale” will draw from the core competencies of Aéropostale by offering the customer trend-right merchandise at compelling values.  The innovative store format will be a fun, playful and inviting shopping experience for both the child and parent.  The first “P.S. from Aéropostale” store is planned to open in June 2009, with an online launch at www.ps4u.com shortly thereafter.

E-commerce
Total net sales from the Company’s e-commerce business for the fourth quarter of fiscal 2008 increased 88% to $41.4 million, from $22.0 million for the fourth quarter of fiscal 2007.  Total net sales from the Company’s e-commerce business for the fiscal year ended January 31, 2009 increased 85% to $79.1 million, from $42.8 million in the year ago period.

Strong Cash Positioning
The Company ended fiscal 2008 with cash and cash equivalents of $228.5 million, compared to $111.9 million last year.  The Company currently has no debt outstanding.  As of January 31, 2009, the Company had $150.0 million available under its revolving credit facility.

Store Growth and Capital Spending
The Company plans to invest approximately $55 million in capital for fiscal 2009 to open approximately 40 Aéropostale and approximately 10 P.S. from Aéropostale stores, remodel certain existing stores and make certain information technology investments. This compares to capital expenditures of approximately $83 million in fiscal 2008.

Conference Call Information
The Company will be holding a conference call today at 4:15 P.M EDT to review its fourth quarter results. The broadcast will be available through the ‘Investor Relations’ link at www.aeropostale.com and www.fulldisclosure.com.  To listen to the broadcast your computer must have Windows Media Player installed. If you do not have Windows Media Player go to the latter site prior to the call, where you can download the software for free.

About Aéropostale, Inc.
Aéropostale, Inc. is a mall-based, specialty retailer of casual apparel and accessories, principally targeting 14 to 17 year-old young women and men. The Company provides customers with a focused selection of high-quality, active-oriented, fashion and fashion basic merchandise at compelling values. Aéropostale maintains control over its proprietary brands by designing, sourcing, marketing and selling all of its own merchandise. Aéropostale products can only be purchased in its stores or on-line through its e-commerce website (www.aeropostale.com). The Company currently operates 874 Aéropostale stores in 48 states and Puerto Rico and 29 Aéropostale stores in Canada.

SPECIAL NOTE: THIS PRESS RELEASE AND ORAL STATEMENTS MADE FROM TIME TO TIME BY REPRESENTATIVES OF THE COMPANY CONTAIN CERTAIN "FORWARD-LOOKING STATEMENTS" CONCERNING EXPECTATIONS FOR SALES, STORE OPENINGS, GROSS MARGINS, EXPENSES, STRATEGIC DIRECTION AND EARNINGS.  ACTUAL RESULTS MIGHT DIFFER MATERIALLY FROM THOSE PROJECTED IN THE FORWARD-LOOKING STATEMENTS. AMONG THE FACTORS THAT COULD CAUSE ACTUAL RESULTS TO MATERIALLY DIFFER INCLUDE, CHANGES IN THE COMPETITIVE MARKETPLACE, INCLUDING THE INTRODUCTION OF NEW PRODUCTS OR PRICING CHANGES BY OUR COMPETITORS, CHANGES IN THE ECONOMY AND OTHER EVENTS LEADING TO A REDUCTION IN DISCRETIONARY CONSUMER SPENDING; SEASONALITY; RISKS ASSOCIATED WITH CHANGES IN SOCIAL, POLITICAL, ECONOMIC AND OTHER CONDITIONS AND THE POSSIBLE ADVERSE IMPACT OF CHANGES IN IMPORT RESTRICTIONS; RISKS ASSOCIATED WITH UNCERTAINTY RELATING TO THE COMPANY'S ABILITY TO IMPLEMENT ITS GROWTH STRATEGIES, AS WELL AS THE OTHER RISK FACTORS SET FORTH IN THE COMPANY'S FORM 10-K AND QUARTERLY REPORTS ON FORM 10-Q, FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE COMPANY UNDERTAKES NO OBLIGATION TO UPDATE OR REVISE ANY FORWARD-LOOKING STATEMENTS TO REFLECT SUBSEQUENT EVENTS OR CIRCUMSTANCES.

EXHIBIT A

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands)

	January 31, 2009	February 2, 2008

ASSETS
Current Assets:
Cash and cash equivalents	$228,530	$111,927
Merchandise inventory	126,361	136,488
Other current assets	39,967	36,272
Total current assets	394,858	284,687

Fixtures, equipment and improvements, net	248,999	213,831

Other assets	14,822	15,651

TOTAL ASSETS	$658,679	$514,169

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$77,248	$99,369
Accrued expenses	98,993	98,018
Total current liabilities	176,241	197,387

Other non-current liabilities	127,422	119,506

Stockholders’ equity	355,016	197,276

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$658,679	$514,169

EXHIBIT B

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	13 weeks ended
	January 31, 2009		February 2, 2008
		% of sales		% of sales

Net sales (1)	$690,017	100.0%	$591,289	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	446,500	64.7	367,511	62.2

Gross profit	243,517	35.3	223,778	37.8

Selling, general and administrative expenses	130,055	18.8	116,792	19.8

Jimmy’Z asset impairment charges (1)	—	—	9,023	1.5

Other income (1)	—	—	4,078	0.7

Income from operations	113,462	16.5	102,041	17.2

Interest income, net	(20)	0.0	587	0.1

Income before income taxes	113,442	16.5	102,628	17.3

Income taxes	45,217	6.6	37,893	6.4

Net income	$68,225	9.9%	$64,735	10.9%

Basic earnings per share	$1.02		$0.96

Diluted earnings per share	$1.01		$0.95

Weighted average basic shares	66,822		67,489

Weighted average diluted shares	67,440		67,995

STORE DATA:

Comparable store sales increase	6%		9%

Stores open at end of period	914		828

Total square footage at end of period	3,284,614		2,935,214

Average square footage during period	3,296,466		2,933,759

(1)

(1) Amounts for the quarter ended February 2, 2008 were favorably impacted by initial gift card breakage income of $7.7 million ($4.8 million, after tax, or $0.06 per diluted share), or 1.3% of sales and by other income of $4.1 million ($2.6 million, after tax or $0.04 per diluted share), or 0.7% of sales.  These amounts were partially offset by Jimmy’Z asset impairment charges of $9.0 million ($5.7 million, after tax, or $0.08 per diluted share), or 1.5% of sales.

EXHIBIT C

AÉROPOSTALE, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND
SELECTED STORE DATA

(in thousands, except per share and store data)

	52 weeks ended
	January 31, 2009		February 2, 2008
		% of sales		% of sales

Net sales (1)	$1,885,531	100.0%	$1,590,883	100.0%

Cost of sales (including certain buying, occupancy and warehousing expenses)	1,231,349	65.3	1,037,680	65.2

Gross profit	654,182	34.7	553,203	34.8

Selling, general and administrative expenses	405,883	21.5	345,805	21.7

Jimmy’Z asset impairment charges (1)	—	—	9,023	0.6

Other income (1)	—	—	4,078	0.3

Income from operations	248,299	13.2	202,453	12.8

Interest income, net	510	0.0	6,550	0.4

Income before income taxes	248,809	13.2	209,003	13.2

Income taxes	99,387	5.3	79,806	5.0

Net income	$149,422	7.9%	$129,197	8.2%

Basic earnings per share	$2.24		$1.74

Diluted earnings per share	$2.21		$1.73

Weighted average basic shares	66,832		74,315

Weighted average diluted shares	67,576		74,846

STORE DATA:

Comparable store sales increase	8%		3%

Average square footage during period	3,139,515		2,814,679

(1)
(1) Amounts for the fiscal year ended February 2, 2008 were favorably impacted by initial gift card breakage income of $7.7 million ($4.8 million, after tax, or $0.07 per diluted share), or 0.5% of sales and by other income of $4.1 million ($2.6 million, after tax or $0.04 per diluted share), or 0.3% of sales.  These amounts were partially offset by Jimmy’Z asset impairment charges of $9.0 million ($5.7 million, after tax, or $0.08 per diluted share), or 0.6% of sales.